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STRATEGIC CAPITAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

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STRATEGIC
CAPITAL RESOURCES, INC.
 7900 Glades Road
Suite 610
Boca Raton, Florida 33434
(561) 558-0165

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
OCTOBER 31, 2003

To the Shareholders of Strategic Capital Resources, Inc.

          Please take notice that the Annual Meeting of Shareholders of Strategic Capital Resources, Inc. will be held on October 31, 2003, at 9:00 a.m., at 7900 Glades Road, Suite 610, Boca Raton, Florida 33434, to consider and vote on the following matters:

1.	To elect a board of four directors, who will serve until the next annual meeting of shareholders following their election or until their successors are elected and qualified.

2.	To approve the appointment of Weinberg & Company, P.A., as the Corporation’s independent auditors for the fiscal year ended June 30, 2004.

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

          September 29, 2003, has been fixed as the record date of the shareholders entitled to vote at the meeting or any adjournment and only holders of shares of Common Stock of record at the close of business on that day will be entitled to vote.  The stock transfer books will not be closed.  All shareholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

David Miller, Chairman of the Board

Boca Raton, Florida
September 15, 2003

STRATEGIC
CAPITAL RESOURCES, INC.
7900 Glades Road
Suite 610
Boca Raton, Florida 33434
(561) 558-0165

INFORMATION STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

OCTOBER 31, 2003

INTRODUCTION

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE BEING REQUESTED NOT TO SEND US A PROXY.

          This Information Statement is furnished by the Board of Directors of Strategic Capital Resources, Inc. (“we,” “us,” “our” or the “Company”) in conjunction with our Annual Meeting of Shareholders to be held on October 31, 2003, at 9:00 a.m. at 7900 Glades Road, Suite 610, Boca Raton, Florida 33434, and at any adjournment thereof.   The persons listed in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” below, hold a sufficient number of our issued and outstanding Common Stock to establish a quorum and adopt the Proposals to be presented at our Annual Meeting of Shareholders.

          Our Board of Directors has fixed the close of business on September 29, 2003, as the record date for determining the holders of outstanding shares of Common Stock entitled to notice of, and to vote at, our Annual Meeting.  On September 29, 2003, there were 77,192 shares of Common Stock issued and outstanding.  Each share of Common Stock is entitled to one vote at the meeting.  The Notice of Annual Meeting and this Information Statement are first being mailed to our shareholders on or about October 3, 2003.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth the beneficial ownership of Common Stock as of September 29, 2003, by: (i) each person known to us to own beneficially more than 5% of our Common Stock, (ii) each director and nominee for director of our Company, (iii) each officer named in the executive compensation table of this Information Statement, and (iv) all directors and officers as a group.  Unless otherwise indicated, each person listed on the tables has sole voting and investment power as to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Directors and Officers:
David Miller 7691 Porto Vecchio Place Delray Beach, FL 33446	33,354	(1)	43.2%
Scott Miller 7691 Porto Vecchio Place Delray Beach, FL 33446	6,600		8.6%
Samuel G. Weiss 265 Sunrise Hwy, Suite. 30 Rockville Center, New York 11570	770		1.0%
Ralph Wilson 7 Ensign Lane Massapequa, New York 11758	787		1.0%
All Officers and Directors as a Group (4 persons)	41,511		53.8%

(1)

Includes 5,250  shares owned by Lite ‘N Low, Inc. and 7,750 shares owned by Priority Capital Corp, privately-held companies which David Miller, our Chief Executive Officer, Chief Financial Officer, President and a director, is the sole shareholder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Other 5% Shareholders:
Libo Fineberg, Trustee (1) Helen Miller Irrevocable Trust 3500 Gateway Drive Pompano Beach, Florida 33069	6,250	8.1%
Rita Miller (2) 7691 Porto Vecchio Place Delray Beach, FL 33446	6,600	8.6%

(1)	David Miller, our Chief Executive Officer, Chief Financial Officer, President and a director, is the direct beneficiary. He has no voting power. David Miller disclaims any beneficial ownership.

(2)	Rita Miller is the wife of David Miller. She has sole voting power and ownership. David Miller disclaims any beneficial ownership.

          Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of our  Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  All of the aforesaid persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  During our fiscal year ended June 30, 2003, we believe that all required reports were filed in a timely manner.  However, because of staff attrition, we could not confirm the same as of the date of this Information Statement.  As a result, those persons responsible for filing reports pursuant to Section 16(a) have each filed a Form 5 annual statement with the SEC, which forms were filed late.

CORPORATE GOVERNANCE

          Our Board of Directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders.  To that end, during the past year, our Board of Directors and management have reviewed our corporate governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002 and the proposed and final rules of the Securities and Exchange Commission.

          Based upon this review, we have taken several steps to voluntarily implement many of the proposed new rules and policies.  In particular, we have:

- instituted a Code of Conduct applying to our senior executives and financial officers; and

- adopted corporate governance policies of the Board of Directors.

In addition, we continue numerous good governance practices and policies, including:

- a majority of the members of our Board of Directors are independent; and

     -     a majority of the members of our Audit Committee and Compensation Committee meet the appropriate tests for independence and we expect that when the Corporate Governance Committee members are appointed, that they will meet the appropriate tests for independence.

MEETINGS OF THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS

          Our operations are managed under the supervision of our Board of Directors, which has the ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.

          During fiscal 2003, our Board of Directors had five (5) meetings.  Directors attended all of the meetings of the Board of Directors and meetings of each of the Committees on which they served.

          We had previously established a policy that a portion of the non-employee directors remuneration should be paid by granting non-qualified stock options in accordance with our stock plan.  However, during our fiscal years ended June 30, 2003 and 2002, no options were so issued.  In fiscal 2003, each director who is not an employee was paid an aggregate fee of $18,500.  All out of pocket expenses were reimbursed.

          During fiscal 2003, the Board of Directors had the following committees:

          The Audit Committee is composed of John H. Roach, Jr., Samuel G. Weiss and Ralph Wilson.  The function of the Audit Committee is to review our internal controls, our financial reporting and the scope and results of the audit engagement.  It meets with appropriate Company financial personnel and independent public accountants in connection with these reviews.  The Committee also recommends to the Board the appointment of the independent public accountants, who have access to the Committee at any time.  In fiscal 2003, five (5) Audit Committee meetings were held.

          The Compensation and Incentive Committee is currently composed of Ralph Wilson, Samuel G. Weiss and John H. Roach, Jr.  The function of this Committee is to establish the amount and form of compensation awarded to Executive Officers, including salary, bonuses and stock option awards, and to administer our Equity Incentive Plan and 2001 Stock Option Plan.  In fiscal 2003, five (5) committee meetings were held.

          The Corporate Governance Committee of our Board of Directors was established on August 15, 2003, and we have not yet appointed members of our Board to this Committee.  Our Corporate Governance Committee will monitor and evaluate our Board’s corporate governance policies and make recommendations to our Board with respect thereto.

          The Board of Directors does not have a nominating committee.

Audit Committee Report

          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Information Statement, in whole or in part, the following report and the Compensation Committee Report set forth elsewhere in this Information Statement shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate these reports by reference therein.

          In March 2000, the Board adopted a charter for the Audit Committee, a copy of which is already on file with the Commission as Appendix A to our Information Statement applicable to our 2001 annual meeting.  Pursuant to the charter, the Audit Committee, among other things, makes recommendations as to the engagement and fees of the independent auditors, reviews the preparations for and the scope of the audit of our annual financial statements, reviews drafts of such statements, monitors the functioning for our accounting and internal control systems by meetings with representatives of management, the independent auditors, and reviews and approves transactions between us and our directors, officers and affiliates.  In addition, in accordance with the regulations of the Securities and Exchange Commission, the Audit Committee has issued the following report.  The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with  the Securities and Exchange Commission.

          The Audit Committee consists of three of our outside directors, including those persons listed below.  It oversees management’s practices regarding (i) financial reporting, accounting policies and disclosure practices; (ii) internal controls; and (iii) compliance with all applicable laws, regulations and Company policies.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our annual report with management, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

          The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Codification of Statements on Auditing Standards, AU ss.380).  In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from us and our management, including the matters in the written disclosures required by the Independence Standards Board in Independence Standards Board Standard No. 1.

          The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2003, as filed with the Securities and Exchange Commission.  The Audit Committee has also recommended, subject to stockholder approval, the selection of Weinberg & Company, P.A. as our independent auditors.  (See Proposal 2, below.)

                    Submitted by the Audit Committee:

Ralph Wilson
John H. Roach, Jr.
Samuel G. Weiss

Performance Graphs

          Until November 20, 2002, our Common Stock was traded on the OTC Bulletin Board under the symbol “SCPI.” and “SCPIE.”  Our trading symbol was changed from “JJFN” to the current symbol on the effective date of the reverse stock split undertaken by us in June 2002.  Because our annual report on Form 10-K was filed late, our Common Stock was delisted from trading on the OTC Bulletin Board.  Upon information and belief, as of the date of this Information Statement our Common Stock does not trade.  An application has been filed to reinstate our Common Stock for trading on the OTC Bulletin Board.  The following is a five-year weekly performance graph of our Common Stock through November 19, 2002.

Compensation Committee Report on Executive Compensation

          The Compensation Committee consists of three of our outside directors, including those persons listed below. It is charged with the responsibility of determining the cash and other incentive compensation, if any, to be paid to our executive officers and key employees.  The amount and nature of the compensation received by our executives during the year ended June 30, 2003, was determined in accordance with the compensation program and policies described below.

          The compensation program is designed to attract, retain and reward highly qualified executives while maintaining a strong and direct link between executive compensation, our financial performance and total shareholder return.  The compensation program contains three major components: salary, bonuses and stock options.  In establishing the three major components for each executive, the Compensation Committee reviews, as part of its criteria, the compensation paid by other public companies to its executives as well as market conditions.

Salaries

The salaries paid to our executive officers during the year ended June 30, 2003, generally were believed to be necessary to retain their services.

          Salaries, including that of Mr. David Miller, our Chairman of the Board, are reviewed annually, or more often as circumstances dictate and are adjusted based on the performance of the executive, any increased responsibilities assumed by the executive, average salary increases or decreases in the industry and the going rate for similar positions at comparable companies.  Each executive officer’s base salary, including the base salary of Mr.  David Miller, was reviewed in accordance with the above criteria by the members of the Compensation Committee and thereafter approved.

Bonus Program

          We maintain a bonus program under which executive officers and other key employees have the opportunity to earn cash bonuses.  The bonus program is intended to motivate and reward employees for the achievement of individual performance objectives and for the attainment by us of strategic and financial performance goals, including levels of return on equity.

Stock Incentive Plan

          The Stock Incentive Plan established by the Board of Directors is intended to align the interests of our executives and shareholders in the enhancement of shareholder value.  The ultimate value received by option holders is directly tied to increases in our stock price and, therefore, stock options serve to closely link the interests of management and shareholders and motivate executives to make decisions that will serve to increase the long-term total return to shareholders.  Additionally, grants under the Stock Incentive

Plans include vesting and termination provisions which the Compensation Committee believes will encourage option holders to remain our employees.

          The SEC requires that this report comment upon our policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the deductibility on our tax return of compensation over $1 million to any of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s shareholders.  To the extent that certain executive officers will or may exceed $1 million in any year, the provisions of Section 162(m) of the Code may limit the deductibility of such compensation unless an exception to such limitations is available.  Because of the uncertainties surrounding the application and interpretation of such limits, no assurance can be given that such compensation will be deductible.

                    Submitted by the Compensation Committee:

John H. Roach, Jr.
Samuel G. Weiss
Ralph Wilson

EXECUTIVE COMPENSATION

          The following table reflects all forms of compensation for services rendered to us for the fiscal years ended June 30, 2003, 2002, and 2001, of our Chief Executive Officer and one other member of management who received aggregate compensation of $100,000 during our prior three years.  No other member of our management received compensation in excess of $100,000 during our fiscal year ended June 30, 2003.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION						LONG TERM COMPENSATION

								Awards			Payouts

Name and Principal Position	Year	Salary(1)		Bonus			Other Annual Compen- sation	Restricted Stock Award(s)		Securities Underlying Options/ SAR’s(2)	LTIP Payouts	All Other Compen- sation (3)

David Miller, Chairman of the Board, President, Chief Executive Officer and Director	2003 2002 2001	$ $ $	411,147 371,127 308,115	$ $ $	150,000 132,355 59,319	(1) (1) (1)	(1) (1) (1)	$ $ $	0 0 0	— — 200,000	N/A N/A N/A	$ $ $	51,834 5,100 12,836
Cary Greenberg, (4) Treasurer, Chief Accounting Officer and Chief Financial Officer	2003 2002 2001		$104,225 — —		$15,000 — —		$0 — —		$0 — —	— — —	N/A N/A N/A		$16,087 — —
John Kushay, (5) Treasurer, Chief Financial Officer, Vice President and Director	2003 2002 2001	$ $	— 191,469 115,617	$	— — 11,011	(1)	— — (1)	$ $	— 0 0	— — 100,000	N/A N/A N/A	$	— — 4,661

(1)

Includes perquisites and other personal benefits unless the aggregate amount is less than either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. In addition, salaries and bonuses are reported for the fiscal year in which earned, a portion of which was paid in the subsequent fiscal year.

(2)	We do not have a stock appreciation right (“SAR”) program.

(3)	Represents contributions made by us to our 401(k) plan and auto allowances.

(4)	Mr. Greenberg commenced his employment with our Company in April 2002 and resigned his positions in August 2003.

(5)	Mr. Kushay resigned his positions with us in April 2002.

          In June 2001, a majority of our shareholders approved by consent our “2001 Stock Option Plan” (the “Plan”).  This Plan provides for the grant of incentive and non-qualified stock options that may be issued to key employees, non-employee directors, independent contractors and others and we have reserved 12,500 shares of our Common Stock for issuance under the Plan.  The options are to be granted for a term of not more than five (5) years and other terms and conditions that are usual and customary.

          The purpose of the Plan is to aid us in retaining the services of executive and key employees and in attracting new management personnel when needed for future operations and growth, and to offer such personnel additional incentive to put forth maximum efforts for the success of our business and opportunities to obtain or increase proprietary interest and, thereby, to have an opportunity to share in our success.  As of the date of this Information Statement, there are no options outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          We have various notes payable to members of our management and their affiliates, including our Chairman, David Miller, another of our directors, an officer and one of our shareholders.  These loans arose from advances made to us.  As of June 30, 2003, these loan balances totaled $300,000.  During our fiscal year ended June 30, 2003, we borrowed an additional $280,000 from our shareholders, of which $250,000 was repaid during this period.  The notes are payable on demand, bearing interest at 9%, which is payable monthly.  Interest on stockholder notes payable totaled $151,384 for the year ended June 30, 2003, $115,362 for the year ended June 30, 2002, and $109,653 for the year ended June 30, 2001.  Our management believes that these loans were made on equal or better terms than were available elsewhere.  During the years ended June 30, 2002 and 2001, we issued a total of 5,366 and 7,460 detachable warrants post-reverse split, respectively, to these lenders. We did not believe that these warrants were embedded derivatives under the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and therefore, accounted for the detachable warrants in accordance with APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.”  In accordance with APB 14, we apportioned fair value to the warrants using the Black-Scholes pricing model.  Fair value was determined using the closing market prices of our Common Stock on the grant date.  The fair value of the warrants on the date of grant was treated as additional interest expense in the year of grant, since these loans are due on demand.  The additional non-cash interest expense resulting from the accounting for the warrants amounted to $98,668 and $269,142 for the years ended June 30, 2002 and 2001, respectively.  We paid an additional $300,000 in cash interest expense during fiscal 2003.  The additional payment was for the buyout of warrant issuance obligations and cancellation of outstanding warrants.

          The agreements for the detachable warrants issued in connection with these loans included a provision that the number of shares exercisable and the exercise price were not to be affected by reverse splits.  On December 12, 2002, with the approval of the warrant holders and our Board of Directors, we amended the warrant agreements effective as of the date of the reverse split (June 13, 2002) to have the number of shares and exercise prices be effectuated by the reverse stock split.  These warrants were subsequently cancelled.

          During May 2003, based upon a valuation prepared by an independent valuation company, we reached an agreement with these lenders to eliminate the obligation to issue an additional 1,173,100 warrants on each loan previously issued and outstanding.  We also agreed to allow participation in new financing pari passu with new mezzanine lenders at the stockholder’s sole discretion.  The cash consideration of $300,000 was paid and charged to interest expense for the year ended June 30, 2003.

          In June 2002, we also issued a note for $500,000 to our Chairman, David Miller, in partial payment for our redemption of our convertible preferred stock.  The note bore interest of 6%, payable monthly.  Principal payments of $250,000 were due July 1, 2003 and July 1, 2004.  This note was prepaid in June 2003, without penalty.

          During our fiscal year ended June 30, 2003, we paid $2,250 in legal fees to Samuel G. Weiss, our Secretary and a director of our Company, and $17,000 in consulting fees to John J. Roach, Jr., a director of our Company.

PROPOSAL 1:  ELECTION OF DIRECTORS

          At the meeting, four directors are to be elected, each director to hold office until the next Annual Meeting of Shareholders or until their successor is elected and qualified.  The persons named in this Information Statement have been nominated by the Board of Directors and unless authority is withheld, holders of a majority of our issued and outstanding voting securities intend to vote for the election of the nominees named below to the Board of Directors.  Although the Board of Directors does not contemplate that any of the nominees will become unavailable for election, if such situation arises prior to the Annual Meeting, the persons named in this Information Statement will vote for the election of such other person(s) as may be nominated by the Board of Directors or the Board may be reduced accordingly.

Nominees for Election at the 2003 Annual Meeting.

          Certain information concerning the nominees is set forth below.

Name	Position	Age	Director Since

David Miller	Chairman of the Board, President and Chief Executive Officer and Director	58	1997
Samuel G. Weiss (1)(2)	Secretary and Director	54	1995
Ralph Wilson (1)(2)	Director	73	1995
John H. Roach, Jr. (1)(2)	Director	61	1998

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee.

          David Miller was appointed Chairman of the Board on July 29, 1997.  On December 1, 2000, Mr. Miller was elected President and Chief Executive Officer.  In August 2003, he assumed the position of our Chief Financial Officer as well.  Prior to December 2000, Mr. Miller had been engaged as a consultant to us since our organization.  Since 1994, Mr. Miller has served as Chairman of the Board of Lite ‘N Low, Inc., a holding company no longer actively engaged in business.  Mr. Miller is currently Chairman of Priority Capital Corp., a privately held company.  Mr. Miller devotes substantially all of his time to our business.

          Samuel G. Weiss, Secretary and Director, has been an executive officer of our Company since our organization.  Effective May 1997, Mr. Weiss was interim President and served in that capacity until January 1, 1999.  Since 1974, Mr. Weiss has been engaged in the practice of law in the State of New York.  Mr. Weiss devotes only such time as is necessary to our business.

          Ralph Wilson, Director, has held his position since our organization.  In addition, since 1971, Mr. Wilson has been a principal officer of Comet Electronics Corp., a privately owned manufacturer of subassemblies in Farmingdale, New York.  Mr. Wilson devotes only such time as is necessary to our business.

          John H. Roach, Jr. was elected a Director in December 1998.  In August 2003, Mr. Roach assumed the position of Managing Director of Jamison Prince Asset Management of New York, New York.  From January 2002 to August 2003, he was self employed as a financial consultant to various private companies and individuals.  From May 2000 through December 2001, he was a Senior Client Advisor for J.P. Morgan Private Bank.  Prior thereto, from 1998 to 2000, he was Senior Managing Director for Reliance National.  Mr. Roach devotes only such time as is necessary to our business.

PROPOSAL 2: APPOINTMENT OF WEINBERG &
COMPANY, P.A. AS OUR INDEPENDENT AUDITORS

          The Board of Directors has recommended the appointment of Weinberg & Company, P.A. as our independent auditors for the fiscal year ending June 30, 2004.   Weinberg & Company, P.A. was appointed as our independent auditors in October 2002 and audited our financial statements for the fiscal years ended June 30, 2003 and 2002, and re-audited our financial statements for our fiscal years ended June 30, 2001 and 2000.

          A representative of the accounting firm may be present at the Annual Meeting of Shareholders.  If a representative is present, they will have an opportunity to make a statement and will be available to respond to appropriate questions.

INDEPENDENT AUDITOR FEES AND OTHER MATTERS

INDEPENDENT AUDITORS’ FEES

          For the fiscal year ended June 30, 2003, an aggregate of $13,846 and $48,665 was billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended June 30, 2003 and 2002, respectively.  Approximately $30,000 will be billed to our Company during fiscal year 2004 for the audit of our consolidated financial statements for the fiscal years ended June 30, 2003.  Weinberg & Company, P.A., our independent auditors, were also required to reaudit our consolidated financial statements for the fiscal years ended June 30, 2001 and 2000 during our 2003 and 2002 fiscal year.  Billings for those professional fees amounted to $48,234 and $40,391, respectively.  Additionally, during fiscal 2003, billings for professional services relating to consultations with the Securities and Exchange Commission (SEC) and amendments to previous SEC filings amounted to $15,904 and $28,127, respectively.  Professional fees billed during fiscal year 2003 relating to reviews of our Form 10-Q filings amounted to $21,098.  Also, during our fiscal year ended June 30, 2003, we paid an aggregate of $26,412 to Weinberg & Company, P.A. for tax return preparation and tax research.  Weinberg & Company, P.A. did not render professional services to us relating to financial information systems design and implementation during our 2003 or 2002 fiscal years.

OTHER MATTERS

          We know of no other business to be presented at the meeting.  Our Annual Report to Shareholders for the fiscal year ended June 30, 2003, is included with this Information Statement and is being provided to each shareholder entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

David Miller, Chairman of the Board

Dated: September 12s, 2003